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                                                                 EXHIBIT 4.10

                             DEMAND PROMISSORY NOTE


$10,000,000                      Houston, Texas                    June 27, 1996


         FOR VALUE RECEIVED AND ON DEMAND, the undersigned, Dailey Petroleum Services Corp., a Delaware corporation ("Maker"), promises to pay to the order of Dailey Holdings Inc. a Delaware corporation, at First Bank of Conroe, N.A., Conroe, Montgomery County, Texas or at such other place as the holder of this Note may hereafter designate in writing, in lawful money of the United States of America and in immediately available funds, the principal amount of ten million dollars ($10,000,000), together with interest on the unpaid balance of said principal amount from time to time remaining outstanding, from the date hereof until demand for repayment is made by Payee in accordance with the terms and conditions hereunder, in like money, in immediately available funds, at a rate per annum equal to the lesser of (i) the Base Rate (as hereinafter defined) and (ii) the Maximum Rate (as hereinafter defined) and, without duplication as to amounts upon which interest under this Note is otherwise accruing, interest on all past due amounts from time to time remaining outstanding (howsoever such past due amounts shall arise), both principal and, to the extent permitted by law, accrued interest, at a rate per annum equal to the lesser of (y) the Past-Due Rate (as hereinafter defined) and (z) the Maximum Rate. Any increase or decrease in the interest rate resulting from a change in the Base Rate or the Maximum Rate shall be effective immediately, without notice to Maker, when such change becomes effective. Interest on this Note shall be calculated at a rate per annum based upon the actual number of days elapsed over a year of 360 days, unless the Maximum Rate would thereby be exceeded, in which event, to the extent necessary to avoid exceeding the Maximum Rate, interest on this Note shall be calculated at a rate per annum based upon the actual number of days elapsed in the applicable calendar year in which it accrued.

         Notwithstanding the foregoing, if during any period the Base Rate or the Past-Due Rate, as applicable, exceeds the Maximum Rate for the period of time in which the Base Rate or the Past-Due Rate, as applicable, would otherwise be in effect, the rate of interest in effect on this Note shall be limited to the Maximum Rate during each such period, but at all times thereafter the rate of interest in effect on this Note shall be the Maximum Rate until the total amount of interest accrued on this Note equals the total amount of interest which would have accrued on this Note if the Base Rate or the Past-Due Rate, as applicable, had at all times been in effect for such applicable period.

         The outstanding principal amount of the Note, together with any accrued and unpaid interest thereon, are due and payable, in whole or in part, upon demand by Payee, provided that Payee has given Maker three Business Days' (as hereinafter defined) prior written notice of the amount of such demand. Maker shall have the right to prepay, in whole or part, the unpaid principal balance of this Note without premium or penalty, provided that (i) Maker has given Payee three Business Days prior written notice of the amount of such prepayment and (ii) together with Maker's prepayment of such principal amount, Maker shall pay all interest accrued and unpaid on the amount of such principal prepayment.

         All payments of principal and interest on this Note shall be made to and received by Payee not later than 12:00 noon Conroe, Texas time on the date on which such payments shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business
Day). If the due date of any payment under this Note would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension. All payments and prepayments on this Note shall be applied first to accrued interest, the balance to principal; but no such payment or prepayment shall defer or delay any payment then or thereafter due on this Note.

         For purposes of this Note, the following terms shall have the respective meanings as follows:

                 "Applicable Law" means the law in effect, from time to time, applicable to the transaction evidenced by this Note which lawfully permits the receipt, contracting for, charging and collection of the highest permissible lawful, non-usurious rate of interest on this Note and





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         the transactions evidenced hereby, and arising in connection herewith, including laws of the State of Texas and, to the extent controlling, the federal laws of the United States of America. To the extent that Applicable Law is determined by reference to Article 1.04, Title 79, Revised Civil Statutes of Texas, 1925, as amended, the interest ceiling applicable hereto and in connection herewith shall be the "indicated" (weekly) rate ceiling as defined in said Article 1.04; provided however, it is agreed that the terms hereof, including the rate, or index, formula or provision of law used to compute the rate in connection herewith, will be subject to the revisions as to current and future balances, from time to time, pursuant to Applicable Law.
         It is further agreed that in no event shall Chapter 15 of subtitle 3, Title 79, revised Civil Statutes of Texas, 1925, as amended, apply to this Note or the transactions evidenced thereby, and arising in connection therewith.

                 "Base Rate" means the variable per annum rate of interest designated as the "prime rate" announced from time to time by Wells Fargo Bank (Texas), National Association (the "Bank") as such rate, which rate (i) may be one of several rates utilized by the Bank and may not represent the lowest or best rate actually charged by the Bank to any of its customers and (ii) shall change automatically from time to time as and in the amount by which such rate shall fluctuate, with each such change to be effective as of the date of each change in such rate.

                 "Business Day" means any day on which commercial banks are not required or authorized to close in Houston, Texas.

                 "Maximum Rate" means, on any day, the maximum lawful non-usurious rate of interest (if any) which, under Applicable Law, Payee is permitted or authorized to contract for, charge, collect, receive, reserve or take from or of Maker on the indebtedness evidenced by this Note from time to time in effect, including changes in such Maximum Rate attributable to changes under Applicable Law which permit a greater rate of interest to be contracted for, charged, collected, received, reserved or taken as of the effective dates of the respective changes.

                 "Past-Due Rate" means the variable per annum rate of interest equal to the sum of (i) the Base Rate plus(ii) 3%.

Terms otherwise defined herein, whether expressly, by reference or otherwise, and used herein are so used as so defined.

         Upon the occurrence of the following events or occurrences, and in addition to all other rights and remedies of Payee, and not in diminution of any of them, Payee shall have the respective rights set forth hereinbelow with respect to the acceleration of the maturity of this Note prior to any other date or dates specified herein:

         Maker shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against Maker seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property, and in the case of any such proceedings instituted against Maker (but not instituted by it), either such proceedings shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceedings shall occur; or the Maker shall take any action to authorize any of the actions set forth above in this clause;

then, upon the occurrence of any of the events or occurrences specified in the foregoing clause, the entire outstanding and unpaid principal balance of this Note, all interest accrued and unpaid thereon, and all such other earned amounts payable under this Note, shall automatically become and be immediately due and payable, without presentment, demand, protest, or any notice of any kind (INCLUDING, WITHOUT





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LIMITATION, NOTICE OF DEFAULT, NOTICE OF INTENT TO ACCELERATE MATURITY AND
NOTICE OF ACCELERATION OF MATURITY), all of which are hereby expressly waived by the Maker.

         If this Note is collected by suit or through the bankruptcy court or probate court, or any judicial proceeding, or if this Note is not paid at maturity, howsoever such maturity may occur, and it is placed in the hands of an attorney for collection (whether or not suit or other legal proceedings are commenced by such attorney), then Maker agrees to pay, in addition to all other amounts owing hereunder, the collection costs and reasonable attorneys' fees of Payee.

         It is the intent of Payee and Maker in the execution and performance of this Note to remain in strict compliance with Applicable Law from time to time in effect. In furtherance thereof, Payee and Maker stipulate and agree that none of the terms and provisions contained in this Note or any documents now or hereafter relating to this Note (collectively, the "Subject Documents") shall ever be construed to create a contract to pay for the use, forbearance or detention of money with interest at a rate or in an amount in excess of the Maximum Rate or maximum amount of interest permitted or allowed to be contracted for, charged, received, taken or reserved under Applicable Law. For purposes of this Note and each of the other Subject Documents, "interest" shall include the aggregate of all amounts which constitute or are deemed to constitute interest under Applicable Law which are contracted for, taken, charged, reserved, received or paid under this Note or any of the other Subject Documents. Maker shall never be required to pay unearned interest and shall never be required to pay interest at a rate or in an amount in excess of the Maximum Rate or maximum amount of interest that may be lawfully contracted for, charged, received, taken or reserved under Applicable Law, and the provisions of this paragraph shall control over all other provisions of this Note and each of the other Subject Documents, which may be in actual or apparent conflict herewith. If the maturity of this Note is accelerated for any reason, or if under any other contingency the interest effective rate or amount of interest which would otherwise be payable under this Note or any of the other Subject Documents would exceed the Maximum Rate or maximum amount of interest Payee is permitted or allowed by Applicable Law to charge, contract for, take, reserve or receive, or in the event Payee shall charge, contract for, take, reserve or receive monies that are deemed to constitute interest which would, in the absence of this provision, increase the effective interest rate or amount of interest payable under this Note or any of the other Subject Documents to a rate or amount in excess of that permitted or allowed to be charged, contracted for, taken, reserved or received under Applicable Law then in effect, then the principal amount of this Note or the amount of interest which would otherwise be payable under this Note, or both, shall be reduced to the amount allowed under Applicable Law as now or hereinafter construed by the courts having jurisdiction, and all such monies so charged, contracted for, taken, reserved or received that are deemed to constitute interest in excess of the Maximum Rate or maximum amount of interest permitted by Applicable Law shall immediately be returned to or credited to the account of Maker upon such determination. Payee and Maker further stipulate and agree that, without limitation of the foregoing, all calculations of the rate or amount of interest contracted for, charged, taken, reserved or received under this Note or any of the other Subject Documents which are made for the purpose of determining whether such rate or amount exceeds the Maximum Rate, shall be made to the extent not prohibited by Applicable Law, by amortizing, prorating, allocating and spreading during the period of the full stated term of this Note, all interest hereon at any time contracted for, charged, taken, reserved or received from Maker or otherwise by Payee.

         To the extent that the Maker makes a payment or payments to the Payee or the Payee enforces any claim, and such payment or payments or the proceeds of such enforcement, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or other person or entity under any law or equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights, remedies and liens therefor, shall be revived and shall continue in full force and effect as if such payment had not been made or such enforcement had not occurred.

         Maker and all sureties, endorsers and guarantors of this Note severally waive grace, notice of non-payment, presentment, demand, presentment for payment, protest, notice of protest, notice of dishonor or default, notice of intent to accelerate maturity, notice of acceleration of maturity and all other such notices, filing of suit and diligence in collecting and bringing suit on this Note or enforcing any of





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the security herefor, and agree to any substitution, exchange or release of any such security, the release of any party primarily or secondarily liable hereon and further agree that it will not be necessary for Payee, in order to enforce payment of this Note, to first institute suit or exhaust its remedies against any security herefor, and consent to any one or more extensions, renewals, rearrangements, partial payments, or postponements of time of payment of this Note on any terms or any other indulgences with respect hereto, without notice thereof to any of them. The nonexercise or delay by Payee of any of its rights, remedies or powers hereunder or with respect hereto in any particular instance shall not constitute a waiver thereof in that or any subsequent instance. Neither a single or partial exercise of any such right, remedy or power by the Payee, nor any abandonment or discontinuance of steps to enforce such right, remedy or power, shall preclude any other or further exercise thereof or the exercise of any other right, remedy or power. No course of dealing between the Payee and the Maker shall operate as a waiver of any right, remedy or power of the Payee.

         The Maker warrants and represents to the Payee that advances evidenced by this Note are solely for, and shall be used solely for, business, commercial, investment or other similar purpose and not primarily or otherwise for personal, family, household or agricultural use or purposes, as such terms are used in Chapter One of the Texas Credit Code, Tex Rev. Civ. Stats. arts. 5069-1.01 et. seq.

         Further, the Maker warrants and represents to the Payee that no amounts advanced or borrowed hereunder shall be used for the purchase or carrying, directly or indirectly, of any "margin stock" within the meaning of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System. Further, Maker covenants that it will not take or permit any action that would involve the Payee in a violation of any of the foregoing Regulations or a violation of the Securities Exchange Act of 1934, in each case as now or hereafter in effect.

         This Note shall be governed by and construed in accordance with the internal laws of the State of Texas and, to the extent controlling, applicable federal laws of the United States of America. The Maker and the Payee expressly agree, pursuant to Article 15.10(b) of Chapter 15 ("Chapter 15") of the Texas Credit Code that Chapter 15 shall not apply to this Note, and that this Note shall not be governed by, or subject to, the provisions of Chapter 15 in any manner whatsoever.

         THIS NOTE IS SUBJECT TO THE TERMS AND PROVISIONS OF THAT CERTAIN SUBORDINATION AGREEMENT DATED AS OF EVEN DATE HEREWITH BY AND AMONG DAILEY HOLDINGS, INC., A DELAWARE CORPORATION, WELLS FARGO BANK (TEXAS), NATIONAL ASSOCIATION, AND DAILEY PETROLEUM SERVICES CORP., A DELAWARE CORPORATION.


                                        DAILEY PETROLEUM SERVICES CORP.



                                        By  /s/ William D. Sutton
                                        ------------------------------------
                                        Name:  William D. Sutton
                                        Title:  Senior Vice President





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